Exhibit 99.1

Public Service Enterprise Group 80 Park Plaza Newark, NJ 07102

CONTACTS:
Investor Relations	Media Relations
Carlotta Chan	Marijke Shugrue
973-430-6565	908-531-4253
Carlotta.Chan@pseg.com	Marijke.Shugrue@pseg.com

PSE&G President David Daly Announces Retirement;

Kim Hanemann to be Named President & COO of PSE&G,

First Woman to Lead New Jersey’s Largest Electric and Gas Utility

(NEWARK, N.J. – May 24, 2021) Public Service Enterprise Group (PSEG) announced today that David M. Daly, president of Public Service Electric & Gas (PSE&G), will retire at the end of 2021 after 35 years of service.

Kim Hanemann, PSE&G’s senior vice president and chief operating officer, will succeed Daly as president and COO, effective June 30, 2021. With her promotion, Hanemann will become the first woman to lead the state’s largest electric and gas utility in its 118-year history.

“During his 35 years of dedicated service to PSEG, Dave has built a legacy of safety, reliability and unwavering commitment to our customers and employees in New Jersey and Long Island,” PSEG Chairman, President and CEO Ralph Izzo said. “Under his leadership, PSE&G has established itself as a national leader in the utility sector as the industry confronted the challenges of climate change and the global COVID-19 pandemic. Dave’s successful oversight of PSE&G’s Clean Energy Future proposals has set our company and its 2.4 million New Jersey customers on a path toward a more sustainable energy system.”

Daly was named president of PSE&G in October 2017. Previously, he also served as president and COO of PSEG Long Island, vice president for Asset Management and Centralized Services, and vice president of Energy Acquisition and Technology. He also held positions across operations and support services, including power plant operations, utility operations services, electric transmission planning and corporate strategy.

“I’m humbled to have spent 35 years of my career with PSEG,” Daly said. “It’s been an incredible journey to lead this utility during a time of such transformation and growth. I’m grateful to our employees, past and present, for contributing to PSE&G’s success during this time. Our Clean Energy Future filing was an enormous accomplishment for PSE&G. It was one of my top priorities and, now that its settlement is complete, I can confidently hand off execution of these critical programs to Kim Hanemann and the team to deliver its success. I can think of no better person than Kim to lead PSE&G into the future.”

Daly has agreed to stay on in an executive advisory role until the end of 2021 to provide expert consultation in areas such as advocacy for transmission, energy efficiency and other strategic projects.

Hanemann first woman president in PSE&G history

Hanemann joined PSE&G as an associate engineer in 1986 and has held leadership positions in transmission, electric and gas field operations. She was named to her current role in 2019, where she is responsible for PSE&G’s transmission, electric, gas and customer operations, as well as the company’s asset management and centralized services organizations. She also oversees execution of the company’s large utility construction projects.

“I’m proud and thankful for the opportunity to lead our dedicated PSE&G employees, who work every day to deliver safe, reliable and resilient gas and electric service to our customers,” Hanemann said. “At the same time, I look forward to building on the strong foundation that Dave Daly has created as we work toward our Clean Energy Future goals of helping customers use energy more efficiently, and providing them with new clean energy options such as electric vehicles and smart meters. I am grateful to Dave for his mentorship and guidance as we worked together to build PSE&G into one of the nation’s most reliable utilities.”

“Kim is a dedicated and respected leader in the energy industry who has been a champion for PSE&G’s customers and its workforce,” Izzo said. “She built our Delivery Projects & Construction organization from the ground up, and has been responsible for ensuring the on-time, on-scope and on-budget implementation of the utility’s multi-billion dollar transmission investments. Kim’s leadership on these projects helps ensure system reliability across the Northeast, allowing us to maintain safe, reliable service for millions of customers. She is instrumental in the success of our operations.”

“It has been my privilege to work alongside Dave and Kim for the past 35 years and I’m proud of all they have accomplished,” PSEG Chief Operating Officer Ralph A. LaRossa said. “Both have made significant contributions to PSE&G’s success and have moved us closer to achieving PSEG’s Powering Progress vision for the future.”

Daly and Hanemann both will report to LaRossa.

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Public Service Enterprise Group Inc. (PSEG) (NYSE: PEG) is a publicly traded diversified energy company with approximately 13,000 employees. Headquartered in Newark, N.J., PSEG’s principal operating subsidiaries are: Public Service Electric and Gas Co. (PSE&G), PSEG Power and PSEG Long Island. PSEG is a Fortune 500 company included in the S&P 500 Index and has been named to the Dow Jones Sustainability Index for North America for 13 consecutive years (https://corporate.pseg.com).

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